Exhibit 99

News Release
COMMUNITY BANK SYSTEM, INC.
5790 Widewaters Parkway, DeWitt, N.Y. 13214	For further information, please contact:
Scott A. Kingsley,
EVP & Chief Financial Officer
Office: (315) 445-3121

Community Bank System Reports Solid
Fourth Quarter and Full Year Operating Results

- Increased cash dividend for the 20th consecutive year
- Organic loan growth of 7% in 2012
- Acquisition of 19 Upstate NY branches completed during the third quarter

       SYRACUSE, N.Y. — January 22, 2013 — Community Bank System, Inc. (NYSE: CBU) reported fourth quarter 2012 net income of $18.8 million, or $0.47 per share, compared with $19.0 million, or $0.51 per share reported for the fourth quarter of 2011.  Current quarter results included $0.5 million of acquisition-related expenses and a $2.5 million litigation settlement charge, or $0.05 per share.  The Company reported full year earnings of $77.1 million in 2012, an increase of 5.4% over the year ended December 31, 2011.

“Our fourth quarter and full year operating performance continued to be at very favorable levels and was characterized by solid revenue growth, strong organic loan generation, a continuation of our stable and favorable asset quality profile, and the successful completion of the branch acquisitions announced earlier in the year,” said President and Chief Executive Officer Mark E. Tryniski. “We continue to focus on building additional value into our enterprise through selective acquisitions, disciplined lending and a consistent approach to business regardless of economic conditions.  In September, we increased our quarterly dividend to $0.27 per share, or 3.8% higher, marking the twentieth consecutive year of dividend increases for the Company.  We believe that this demonstrates the Company’s commitment to the payment of a meaningful and growing dividend as an important component of providing consistent and favorable long-term returns to our shareholders.”

Total revenue for the fourth quarter of 2012 was $86.2 million, an increase of $8.7 million, or 11.2%, compared to the prior year fourth quarter.  Net interest income increased 8.8% from the prior year quarter to $60.0 million, the result of an $897 million increase in average interest-earning assets, comprised of an additional $536 million of investment securities (including cash equivalents) and a $361 million increase in average loans, from both organic and acquired sources.   On a linked quarter basis, ending loans grew $53.1 million, and consistent with the first three quarters of 2012, primarily in residential mortgage and consumer installment products.  Although quarterly net interest income was up 8.8% over the fourth quarter of 2011, the completion of the branch acquisitions (and its associated net liquidity characteristics) in the third quarter of 2012 contributed to a reduction in the Company’s net interest margin from 4.06% in the fourth quarter of 2011 to 3.83% in the current quarter, as expected.  The fourth quarter’s net interest income included the receipt of the Company’s semi-annual dividend from the Federal Reserve Bank as well as certain loan-related fees which combined added approximately four basis points to the quarterly net interest margin.  On a full year basis the Company’s net interest income increased $21.0 million, or 10.0%, in 2012, a product of 15.4% growth in interest-earning assets partially offset by a 19 basis-point decline in the net interest margin.

Fourth quarter non-interest income increased $3.8 million to $26.2 million, compared with fourth quarter 2011, reflecting increased benefits administration and consulting fees, higher deposit services fees, and increased wealth management revenues.  Employee benefits administration and consulting revenues were up 19.3% compared to fourth quarter 2011, principally from the December 2011 acquisition of Metro-New York based, CAI Benefits (CAI).    Wealth management fees were up $0.6 million, or 21.8% over fourth quarter 2011, driven by solid gains in trust services and asset management.  Deposit service fees of $12.6 million were up $1.6 million, or 14.3% from fourth quarter of 2011, and included the activities of the branches acquired in the third quarter.

Community Bank System, Inc.

Fourth quarter core operating expenses (excluding acquisition expenses and the litigation settlement charge) of $53.9 million, increased $6.2 million over the fourth quarter of 2011, and included the recurring operating expenses of the acquired branches as well as CAI.  Year-to-date core operating expenses (excluding acquisition expenses and the litigation settlement charge) of $203.5 million were 9.7% higher than 2011, and reflect the aforementioned branch and CAI transactions, as well as the acquisition of the Wilber Corporation in April 2011.  The results for the fourth quarter and full-year 2012 included an accrual of $2.5 million with respect to the settlement of a class action lawsuit, similar to other actions filed against more than 100 other financial institutions in the United States over the last three years.  The litigation settlement related to the processing of retail debit card transactions and its impact on overdraft fees.  The Company had considerable affirmative defenses to the claims, however, the settlement the Company was able to achieve was, in its judgment, a superior outcome for shareholders when measured against the cost and the staff resources required for litigation.

The full year 2012 effective income tax rate of 29.2% was consistent with the 29.4% rate in 2011, reflecting proportionately similar levels of income being generated from fully taxable and non-taxable sources.

Financial Position

Average earning assets for the fourth quarter were $6.67 billion, an increase of $39.0 million compared to third quarter of 2012, and up $897.3 million over the fourth quarter of 2011.  Ending loans increased $394.6 million year-over-year, reflecting strong organic growth from consumer mortgage and installment products and loans from the acquired branches.  Average investment securities (including cash equivalents) of $2.83 billion for the fourth quarter were down 3.0% from the third quarter, reflective of contractual cash flows.  Average deposits increased $167.0 million, or 3.1%, compared to the third quarter of 2012, and were up $835.9 million from the fourth quarter of 2011, principally from the branch transactions.  Quarter-end borrowings were $830.1 million, consistent with both the end of the third quarter of 2012 and the end of last year.

Year-end shareholders’ equity of $902.8 million was $128.2 million, or 16.6%, higher than December 31, 2011.  The year-over-year increase was driven by the January 2012 issuance of 2.1 million additional shares in support of the Company’s branch acquisitions completed in the third quarter, appreciation in the available-for-sale investment portfolio, and continued solid growth in retained earnings due to record levels of net income generation.  Despite the completion of the branch acquisitions in the third quarter, the Company continued to strengthen its capital position as was evidenced by the 50 basis-point increase in the net tangible equity to net tangible assets ratio from the end of 2011.

Asset Quality

The Company’s asset quality metrics continue to be markedly better than comparative peer and industry averages and illustrate the long-term effectiveness of the Company’s disciplined risk management and underwriting standards.  Net charge-offs were $2.6 million for the fourth quarter, compared to $1.7 million for the third quarter of 2012 and $1.8 million for fourth quarter of 2011.  Nonperforming loans as a percentage of total loans at December 31, 2012 were 0.75%, down from the 0.81% at September 30, 2012, and down from 0.90% of total loans at the end of last year.  The total delinquency ratio of 1.92% at the end of the fourth quarter was up 13 basis points from the end of the third quarter 2012, but 13 basis points lower than the 2.05% level at December 31, 2011.  The fourth quarter provision for loan losses of $2.7 million was consistent with the third quarter and $1.1 million higher than the fourth quarter of last year.  The allowance for loan losses to nonperforming loans was 148% at December 31, 2012, compared to 139% at September 30, 2012, and 135% as of December 31, 2011.

Community Bank System, Inc.

Upstate New York Branch Banking Expansion

The Company completed the acquisition and conversion of 16 HSBC branches (July 20, 2012) and three First Niagara branches (September 7, 2012) in its core Upstate New York markets in the third quarter.  In total, approximately $160 million of loans and $800 million of deposits were acquired in these transactions.

Increased Cash Dividend/Stock Repurchase Authorization

In September, the Company increased its quarterly cash dividend to shareholders by 3.8%, to $0.27 per share, marking its twentieth (20th) consecutive year of annual increases.  The increase earned the Company the distinction of being one of only 14 companies to become a new member of the S&P 1500 Dividend Aristocrats Index in 2012, signifying it has raised its annual regular cash dividend payment for at least 20 consecutive years.  Based upon the closing price for a share of Community Bank System, Inc. common stock of $28.49 on January 18, 2013, the $0.27 per share quarterly dividend represents an approximate annual yield of 3.8%.

In December, the Company’s Board of Directors also approved a stock repurchase program authorizing the repurchase, at the discretion of senior management, of up to 2.0 million shares of the Company’s common stock during a twelve-month period starting on January 1, 2013.  The new repurchase authorization replaced an existing program which expired on December 31, 2012.

 Conference Call Scheduled

Company management will conduct an investor call at 11:00 a.m. (ET) tomorrow (Wednesday) January 23, 2013 to discuss fourth quarter and full-year results.  The conference call can be accessed at 1-877-551-8082 (1-904-520-5770 if outside United States and Canada).  An audio recording will be available one hour after the call until March 31, 2013, and may be accessed at 1-888-284-7564 (1-904-596-3174 if outside the United States and Canada) and entering access code 2972591.  Investors may also listen live via the Internet at: [http://www.videonewswire.com/event.asp?id=91497].  The recording will be archived until January 23, 2014 and can be accessed at any point during this time at no cost.

This earnings release, including supporting financial tables, is available within the press releases section of the Company's investor relations website at: http://ir.communitybanksystem.com.  An archived webcast of the earnings call will be available on this site for one full year.

Headquartered in DeWitt, N.Y., Community Bank System, Inc. has $7.5 billion in assets and over 180 customer facilities.  The Company’s banking subsidiary, Community Bank, N.A. operates across Upstate New York and Northeastern Pennsylvania, where it conducts business as First Liberty Bank & Trust.  Its other subsidiaries include: Benefit Plans Administrative Services, Inc., a national employee benefits consulting and trust administration firm with offices in New York, New Jersey, Pennsylvania and Texas; the CBNA Insurance Agency, with offices in five northern New York communities; Community Investment Services, Inc., a wealth management firm delivering a wide range of financial products throughout the Company's branch network; and Nottingham Advisors, an investment management and advisory firm with offices in Buffalo, N.Y. and North Palm Beach, Florida.  For more information, visit: www.communitybankna.com or www.firstlibertybank.com.

Community Bank System, Inc.

Summary of Financial Data
(Dollars in thousands, expect per share data)
	Quarter Ended		Year Ended
	December 31,		December 31,
Earnings	2012	2011	2012	2011
Loan income	$49,405	$50,511	$192,710	$192,981
Investment income	22,545	19,903	88,690	77,988
Total interest income	71,950	70,414	281,400	270,969
Interest expense	11,981	15,279	50,976	61,556
Net interest income	59,969	55,135	230,424	209,413
Provision for loan losses	2,666	1,593	9,108	4,736
Net interest income after provision for loan losses	57,303	53,542	221,316	204,677
Deposit service fees	12,603	11,027	46,064	42,334
Mortgage banking revenues	161	37	843	1,735
Other banking services	613	694	3,226	2,916
Wealth management services	3,449	2,831	12,876	10,697
Benefit trust, administration, consulting and actuarial fees	9,397	7,879	35,946	31,601
Investment securities and debt extinguishment gains/(losses), net	0	(69)	291	(61)
Total noninterest income	26,223	22,399	99,246	89,222
Salaries and employee benefits	29,639	27,093	112,034	102,278
Occupancy and equipment and furniture	6,665	6,089	25,799	24,502
Amortization of intangible assets	1,264	1,130	4,607	4,381
Acquisition expenses & litigation settlement	3,027	142	8,247	4,831
Other	16,304	13,383	61,070	54,380
Total operating expenses	56,899	47,837	211,757	190,372
Income before income taxes	26,627	28,104	108,805	103,527
Income taxes	7,823	9,116	31,737	30,385
Net income	$18,804	$18,988	$77,068	$73,142
Basic earnings per share	$0.47	$0.51	$1.95	$2.03
Diluted earnings per share	$0.47	$0.51	$1.93	$2.01

Community Bank System, Inc.

Summary of Financial Data
(Dollars in thousands, except per share data)
	2012				2011
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr
Earnings
Loan income	$49,405	$48,590	$47,077	$47,638	$50,511
Investment income	22,545	22,804	23,468	19,873	19,903
Total interest income	71,950	71,394	70,545	67,511	70,414
Interest expense	11,981	12,619	12,774	13,602	15,279
Net interest income	59,969	58,775	57,771	53,909	55,135
Provision for loan losses	2,666	2,643	2,155	1,644	1,593
Net interest income after provision for loan losses	57,303	56,132	55,616	52,265	53,542
Deposit service fees	12,603	12,057	11,035	10,369	11,027
Mortgage banking revenues	161	128	234	320	37
Other banking services	613	1,277	662	674	694
Wealth management services	3,449	3,194	3,101	3,132	2,831
Benefit trust, administration, consulting and actuarial fees	9,397	8,912	8,664	8,973	7,879
Investment securities gains/(losses), net	0	291	0	0	(69)
Total noninterest income	26,223	25,859	23,696	23,468	22,399
Salaries and employee benefits	29,639	28,126	26,844	27,425	27,093
Occupancy and equipment and furniture	6,665	6,541	6,130	6,463	6,089
Amortization of intangible assets	1,264	1,212	1,045	1,086	1,130
Acquisition expenses & litigation settlement	3,027	4,796	164	260	142
Other	16,304	15,410	15,187	14,169	13,383
Total operating expenses	56,899	56,085	49,370	49,403	47,837
Income before income taxes	26,627	25,906	29,942	26,330	28,104
Income taxes	7,823	7,539	8,871	7,504	9,116
Net income	$18,804	$18,367	$21,071	$18,826	$18,988
Basic earnings per share	$0.47	$0.46	$0.53	$0.49	$0.51
Diluted earnings per share	$0.47	$0.46	$0.53	$0.48	$0.51
Profitability
Return on assets	1.00%	0.98%	1.20%	1.14%	1.16%
Return on equity	8.20%	8.12%	9.82%	9.22%	9.96%
Return on tangible equity(3)	13.55%	13.27%	16.01%	15.59%	17.91%
Noninterest income/operating income (FTE) (1)	29.0%	28.8%	27.6%	28.8%	27.6%
Efficiency ratio (2)	58.2%	56.5%	56.1%	59.0%	57.2%
Components of Net Interest Margin (FTE)
Loan yield	5.16%	5.25%	5.42%	5.58%	5.80%
Cash equivalents yield	0.26%	0.26%	0.34%	0.26%	0.25%
Investment yield	3.85%	3.82%	3.97%	4.33%	4.49%
Earning asset yield	4.54%	4.54%	4.78%	4.89%	5.11%
Interest-bearing deposit rate	0.34%	0.40%	0.44%	0.56%	0.65%
Borrowing rate	3.89%	3.56%	2.85%	3.79%	4.21%
Cost of all interest-bearing funds	0.89%	0.94%	0.99%	1.13%	1.27%
Cost of funds (includes DDA)	0.74%	0.78%	0.84%	0.96%	1.08%
Net interest margin (FTE)	3.83%	3.79%	3.96%	3.96%	4.06%
Fully tax-equivalent adjustment	$4,209	$4,332	$4,335	$4,031	$3,851

Community Bank System, Inc.

Summary of Financial Data
(Dollars in thousands, except per share data)
	2012				2011
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr
Average Balances
Loans	$3,834,068	$3,708,143	$3,512,427	$3,454,240	$3,473,366
Cash equivalents	106,851	138,251	10,017	251,828	233,984
Taxable investment securities	2,035,651	2,065,121	2,091,575	1,565,215	1,495,590
Nontaxable investment securities	691,525	717,608	692,839	613,947	567,835
Total interest-earning assets	6,668,095	6,629,123	6,306,858	5,885,230	5,770,775
Total assets	7,506,371	7,426,818	7,058,473	6,618,812	6,474,722
Interest-bearing deposits	4,545,347	4,409,813	4,003,213	3,964,062	3,929,231
Borrowings	830,149	918,789	1,182,707	859,774	830,344
Total interest-bearing liabilities	5,375,496	5,328,602	5,185,920	4,823,836	4,759,575
Noninterest-bearing deposits	1,098,193	1,066,689	907,153	884,451	878,443
Shareholders' equity	912,321	900,147	862,747	821,043	756,334
Balance Sheet Data
Cash and cash equivalents	$228,558	$287,753	$130,902	$132,055	$324,878
Investment securities	2,818,527	2,895,285	2,931,918	2,765,145	2,151,370
Loans:
Business lending	1,233,944	1,233,928	1,216,309	1,210,773	1,226,439
Consumer mortgage	1,448,415	1,390,130	1,289,155	1,245,217	1,214,621
Consumer installment - indirect	647,518	642,196	591,249	542,605	556,955
Home equity	364,225	372,493	310,555	317,716	323,840
Consumer installment - direct	171,474	173,710	154,402	144,428	149,170
Total loans	3,865,576	3,812,457	3,561,670	3,460,739	3,471,025
Allowance for loan losses	42,888	42,817	41,828	41,809	42,213
Intangible assets	387,133	388,398	358,435	359,480	360,564
Other assets	239,894	229,297	225,234	236,848	222,651
Total assets	7,496,800	7,570,373	7,166,331	6,912,458	6,488,275
Deposits:
Noninterest-bearing	1,110,994	1,098,135	944,695	911,131	894,464
Non-maturity interest-bearing	3,501,630	3,533,837	2,942,333	2,974,191	2,776,532
Time	1,015,415	1,076,657	1,023,324	1,066,685	1,124,249
Total deposits	5,628,039	5,708,629	4,910,352	4,952,007	4,795,245
Borrowings	728,061	728,116	1,157,872	910,427	728,281
Subordinated debt held by unconsolidated subsidiary trusts	102,073	102,067	102,060	102,054	102,048
Other liabilities	135,849	126,962	110,988	107,297	88,118
Total liabilities	6,594,022	6,665,774	6,281,272	6,071,785	5,713,692
Shareholders' equity	902,778	904,599	885,059	840,673	774,583
Total liabilities and shareholders' equity	7,496,800	7,570,373	7,166,331	6,912,458	6,488,275
Capital
Tier 1 leverage ratio	8.40%	8.32%	8.98%	9.37%	8.38%
Tangible equity/net tangible assets (3)	7.62%	7.54%	8.09%	7.70%	7.12%
Diluted weighted average common shares O/S	40,179	40,139	40,057	39,323	37,491
Period end common shares outstanding	39,626	39,571	39,472	39,439	36,986
Cash dividends declared per common share	$0.27	$0.27	$0.26	$0.26	$0.26
Book value	$22.78	$22.86	$22.42	$21.32	$20.94
Tangible book value(3)	$13.72	$13.73	$14.00	$12.84	$11.85
Common stock price (end of period)	$27.36	$28.19	$27.12	$28.78	$27.80

Community Bank System, Inc.

Summary of Financial Data
(Dollars in thousands, except per share data)
	2012				2011
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr
Asset Quality
Nonaccrual loans	$26,318	$27,370	$28,571	$27,757	$28,285
Accruing loans 90+ days delinquent	2,748	3,349	3,437	3,889	3,090
Total nonperforming loans	29,066	30,719	32,008	31,646	31,375
Other real estate owned (OREO)	4,788	3,384	2,899	2,690	2,682
Total nonperforming assets	33,854	34,103	34,907	34,336	34,057
Net charge-offs	2,596	1,654	2,136	2,048	1,844
Allowance for loan losses/loans outstanding	1.11%	1.12%	1.17%	1.21%	1.22%
Nonperforming loans/loans outstanding	0.75%	0.81%	0.90%	0.91%	0.90%
Allowance for loan losses/nonperforming loans	148%	139%	131%	132%	135%
Net charge-offs/average loans	0.27%	0.18%	0.24%	0.24%	0.21%
Delinquent loans/ending loans	1.92%	1.79%	1.71%	1.78%	2.05%
Loan loss provision/net charge-offs	103%	160%	101%	80%	86%
Nonperforming assets/total assets	0.45%	0.45%	0.49%	0.50%	0.52%
Asset Quality (excluding loans acquired since 1/1/09)
Nonaccrual loans	$21,938	$21,733	$22,395	$20,178	$17,585
Accruing loans 90+ days delinquent	2,356	3,038	3,070	2,700	2,878
Total nonperforming loans	24,294	24,771	25,465	22,878	20,463
Other real estate owned (OREO)	1,397	1,671	1,577	1,778	1,734
Total nonperforming assets	25,691	26,442	27,042	24,656	22,197
Net charge-offs	1,863	1,754	1,217	752	1,844
Allowance for loan losses/loans outstanding	1.21%	1.24%	1.28%	1.30%	1.36%
Nonperforming loans/loans outstanding	0.71%	0.74%	0.79%	0.74%	0.69%
Allowance for loan losses/nonperforming loans	170%	167%	161%	175%	197%
Net charge-offs/average loans	0.19%	0.21%	0.16%	0.10%	0.24%
Delinquent loans/ending loans	1.82%	1.65%	1.62%	1.61%	1.77%
Loan loss provision/net charge-offs	102%	119%	180%	37%	79%
Nonperforming assets/total assets	0.36%	0.37%	0.40%	0.38%	0.36%

(1) Excludes gain (loss) on investment securities.
(2) Excludes intangible amortization, acquisition expenses, litigation settlement, and gain (loss) on investment securities.
(3) Includes deferred tax liabilities (of approximately $27.9 million at 12/31/12) generated from tax deductible goodwill.

# # #

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The following factors, among others, could cause the actual results of CBU’s operations to differ materially from CBU’s expectations: the successful integration of operations of its acquisitions; competition; changes in economic conditions, interest rates and financial markets; and changes in legislation or regulatory requirements.  CBU does not assume any duty to update forward-looking statements.